CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 14, 2020, relating to the financial statements and financial highlights of Diamond Hill Research Opportunities Fund and Diamond Hill Long-Short Fund, each a series of Diamond Hill Funds, for the year ended December 31, 2019, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the combined Proxy Statement/Prospectus.

Cohen & Company, Ltd.
Cleveland, Ohio
July 22, 2020